Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
May 10, 2012
MEDIA CONTACT: Doug Duvall
703-903-2476
INVESTOR CONTACT: Linda Eddy
703-903-3883

DONALD H. LAYTON NAMED CEO OF FREDDIE MAC

McLEAN, Va. — Freddie Mac (OTC: FMCC) today announced that its Board of Directors has appointed Donald H. Layton as chief executive officer and has elected him as a member of the Board of Directors. Layton will join the company on May 21, 2012.

Layton will assume leadership of Freddie Mac after a long career in banking and financial services. He worked for nearly 30 years at JPMorgan Chase and its predecessors, starting as a trainee and rising to vice chairman and a member of the three-person Office of the Chairman, retiring in 2004. More recently, he served as chairman & CEO of E*TRADE Financial, which he shepherded through the recent financial crisis. Additionally, he has been a member of the boards of several financial services firms and was a senior adviser to an industry association.

“Don brings strong executive leadership and a deep understanding of financial markets at a pivotal time for Freddie Mac,” said Christopher S. Lynch, Freddie Mac’s non-executive chairman. “His operating experience, analytical rigor and boundless energy make Don the right leader to continue our important work of supporting the nation’s housing market and helping America’s families, and to guide Freddie Mac in helping build a stronger framework for the future of housing finance.”

Layton, 62, will succeed Charles E. “Ed” Haldeman, Jr. Haldeman has served as CEO since August 2009, and announced in October 2011 that he would be stepping down this year.

“I’m pleased that the Board was able to attract a private sector leader of Don’s caliber,” said Haldeman. “His capital markets and banking background coupled with his ability to manage large, complex organizations will serve him well as he leads Freddie Mac’s 5,000 dedicated employees going forward.”

In his career at JPMorgan Chase, Mr. Layton’s responsibilities spanned capital markets and investment banking, consumer banking and operating services. From 2002 to 2004, he was responsible for the company’s Chase Financial Services unit, which included the fourth largest mortgage firm in the U.S. He was Co-Chief Executive Officer of J.P. Morgan, the investment bank of J.P. Morgan Chase & Co., overseeing the entire range of the investment bank’s global activities, from 2000 to 2002. Prior to the merger of Chase Manhattan and J.P. Morgan in 2000, Mr. Layton was responsible for Chase’s worldwide capital markets and trading activities, including foreign exchange, risk management products, emerging markets, and fixed income, as well as its operating services businesses. He additionally supervised the bank’s investment portfolio for many years.

Layton has also served as a senior advisor to the Securities Industry and Financial Markets Association from 2006 to 2008 and is chairman of the board of the Partnership for the Homeless, a nonprofit dedicated to reducing homelessness in New York City. He received simultaneous Bachelor and Master of Science degrees in economics from the Massachusetts Institute of Technology and also a Master of Business Administration from Harvard Business School.

Freddie Mac was established by Congress in 1970 to provide liquidity, stability and affordability to the nation’s residential mortgage markets. Freddie Mac supports communities across the nation by providing mortgage capital to lenders. Today, Freddie Mac makes home possible for one in four homebuyers and is one of the largest sources of financing for multifamily housing.

www.FreddieMac.com

Twitter: @FreddieMac

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